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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 of this Registration Statement on Form S-4 (No. 333-03107) of AirTouch Communications, Inc. of our report dated February 23, 1996, which appears on page 39 of the 1995 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K, as amended on Form 10-K/A No. 1, for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page X-1 of such Annual Report on Form 10-K, as amended on Form 10-K/A No. 1. We also consent to the references to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

San Francisco, California
June 20, 1996